Exhibit 99.1

Date: November 15, 2005

Media contacts:	Amylin – Alice Bahner

(858) 552-2200

Lilly – Jamaison Schuler
(317) 655-2111

BYETTA shown to reduce blood sugar levels when added to patients treated with TZDs

— More than 60 percent of patients achieved A1C treatment goal —

San Diego, CA and Indianapolis, IN – November 15, 2005 – Amylin Pharmaceuticals, Inc., (Nasdaq: AMLN) and Eli Lilly and Company (NYSE: LLY) today announced positive results from a study of BYETTA® (exenatide) injection used in addition to a common class of oral diabetes medication called thiazolidinediones (or TZDs), in people with type 2 diabetes who were not achieving acceptable blood sugar control.  Results from this study will form the basis of a supplemental New Drug Application submission to the Food and Drug Administration, currently planned for mid 2006.

A1C, a measure of glucose control over the previous three months, improved by approximately 0.9 percentage points at the end of the 16-week study for subjects receiving twice daily 10 microgram subcutaneous injections of BYETTA in addition to their usual TZD or TZD plus metformin regimen, compared to those on their prior oral medications receiving placebo.   At the beginning of the study, the average A1C of study participants was approximately 7.9 percent.  Sixty-two percent of subjects receiving BYETTA who entered the study with an A1C greater than 7 percent achieved  an A1C of 7 percent or less compared to sixteen percent of similar subjects on placebo.  The American Diabetes Association recommends a target A1C of less than 7 percent.

Compared to placebo, subjects receiving BYETTA experienced an average weight reduction of approximately three pounds at 16 weeks.

The most common adverse event was nausea, which occurred in 40 percent of subjects receiving BYETTA compared to 15 percent of those receiving TZD with placebo.  No severe hypoglycemia was observed.

These results are consistent with those seen in the AMIGO studies for BYETTA when BYETTA was added to other commonly prescribed oral medications.

This randomized, placebo-controlled, double-blind study included 233 subjects with type 2 diabetes who were not achieving adequate glucose control using a TZD, a common oral diabetes medication, either alone or with metformin.  Subjects were randomized to receive BYETTA or placebo for 16 weeks in addition to their usual TZD regimen.  Those receiving BYETTA received an introductory 5-microgram dose of BYETTA for one month, given by subcutaneous injection twice a day, followed by three months of 10 micrograms given twice a day.  Amylin and Lilly anticipate that the full study results will be presented in a future scientific forum.

About BYETTA

BYETTA is the first in a new class of drugs for the treatment of type 2 diabetes called incretin mimetics and exhibits many of the same effects as the human incretin hormone glucagon-like peptide-1 (GLP-1).  GLP-1, secreted in response to food intake, has multiple effects on the intestine, liver, pancreas and brain that work in concert to improve blood sugar.(1)

About Incretin Mimetics

Incretin mimetics is a new class of treatment in the fight against diabetes.  An incretin mimetic works to mimic the anti-diabetic or glucose-lowering actions of naturally occurring human hormones called incretins.  These actions include stimulating the body’s ability to produce insulin in response to elevated levels of blood sugar, inhibiting the release of a hormone called glucagon following meals, slowing the rate at which nutrients are absorbed into the bloodstream and reducing food intake.  BYETTA is the first FDA-approved agent of this new class of medications.

About Diabetes

Diabetes affects an estimated 194 million adults worldwide(2) and more than 20 million in the United States.(3)  Approximately 90-95 percent of those affected have type 2 diabetes, a condition where the body does not produce enough insulin and/or the cells in the body do not respond normally to insulin.(3)  Diabetes is the sixth leading cause of death by disease in the United States(3) and costs approximately $132 billion per year in direct and indirect medical expenses.  Type 2 diabetes usually occurs in adults over the age of 40, but is increasingly common in younger people.(3)

According to the Centers for Disease Control and Prevention’s National Health and Nutrition Examination Survey, approximately 60 percent of diabetes patients do not achieve target A1C levels (less than 7.0 percent according to American Diabetes Association guidelines(4)) with their current treatment regimen.(5)

Important Safety Information for BYETTA (exenatide) injection

BYETTA (exenatide) injection improves blood sugar control in patients with type 2 diabetes who are taking metformin, a sulfonylurea, or both.  BYETTA is not a substitute for insulin in patients whose diabetes requires insulin treatment.  BYETTA is not recommended for use in patients with severe problems digesting food or those who have severe disease of the stomach or kidney.  BYETTA has not been studied in children or pregnant women.

When BYETTA is used with a medicine that contains a sulfonylurea, low blood sugar (hypoglycemia) is a possible side effect.  To reduce this possibility, the dose of sulfonylurea medicine may need to be reduced while using BYETTA.  Other common side effects with BYETTA include nausea, vomiting, diarrhea, dizziness, headache, feeling jittery, and acid stomach.  Nausea is most common when first starting BYETTA, but decreases over time in most patients.  BYETTA may reduce appetite, the amount of food eaten, and body weight. No changes in dose are needed for these side effects.  These are not all the side effects with BYETTA.  A health care provider should be consulted about any side effect that is bothersome or does not go away.

For complete safety profile and other important prescribing considerations, visit www.BYETTA.com.

About Amylin and Lilly

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA™ (exenatide) injection.  Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at www.amylin.com.

Lilly, a leading innovation-driven corporation is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations.  Headquartered in Indianapolis, Ind., Lilly provides answers

- through medicines and information - for some of the world’s most urgent medical needs.  Additional information about Lilly is available at www.lilly.com.

Through a long-standing commitment to diabetes care, Lilly provides patients with breakthrough treatments that enable them to live longer, healthier and fuller lives.  Since 1923, Lilly has been the industry leader in pioneering therapies to help health care professionals improve the lives of people with diabetes, and research continues on innovative medicines to address the unmet needs of patients.  For more information about Lilly’s current diabetes products visit www.lillydiabetes.com.

This press release contains forward-looking statements about Amylin and Lilly.  Actual results could differ materially from those discussed or implied in this press release due to a number of factors, including that future clinical trials may not replicate previous trial results; BYETTA may not prove to be an important new therapeutic option; the request to expand the  indication for BYETTA to include its use as an adjunct to TZDs may not  receive regulatory approval; risks and uncertainties inherent in the collaboration with, and dependence upon, Lilly and/or Amylin; or BYETTA may be affected by unexpected new data or technical issues.  The potential for BYETTA may also be affected by government and commercial reimbursement and pricing decisions, the pace of market acceptance and any issues related to manufacturing and supply.  These and additional risks and uncertainties are described more fully in Amylin and Lilly’s most SEC filings, including our Form 10-Qs.  Amylin and Lilly undertake no duty to update these forward-looking statements.

P-LLY

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REFERENCES

(1)

Kolterman, O, Buse J, Fineman M, Gaines E, Heintz S, Bicsak T, Taylor K, Kim D, Aisporna M, Wang Y, Baron A. Synthetic exendin-4 (exenatide) significantly reduces postprandial and fasting glucose in subjects with type 2 diabetes. Journal of Clinical Endocrinology & Metabolism. 2003; 88(7):3082-3089.

(2)	The International Diabetes Federation Diabetes Atlas. Available at: http://www.idf.org/home/index.cfm?unode=3B96906B-C026-2FD3-87B73F80BC22682A. Accessed April 12, 2005.
(3)	Centers for Disease Control and Prevention, National Diabetes Fact Sheet. Available at: http://www.cdc.gov/diabetes/pubs/pdf/ndfs_2005.pdf.
(4)	American Diabetes Association. Standards of medical care in diabetes. Diabetes Care 2005;28:S4-36S.
(5)	Harris MI, Eastman RC, Cowie CC, Flegal KM, Eberhardt MS. Racial and ethnic differences in glycemic control of adults with type 2 diabetes. Diabetes Care. 1999;22:403-408.